                                                                    EXHIBIT 10.5

                             WOOD SUPPLY AGREEMENT
                             ---------------------


DATED:    AUGUST 30, 1996

BETWEEN:  U.S. TIMBERLANDS KLAMATH FALLS, L.L.C.
          A DELAWARE LIMITED LIABILITY COMPANY                               UST

AND:      COLLINS PRODUCTS LLC,
          AN OREGON LIMITED LIABILITY COMPANY                            COLLINS

     WHEREAS, Collins has purchased a group of forest products mills in Klamath Falls, Oregon from U.S. Timberlands Holdings Company, L.L.C. (the "Mills") pursuant to a Plant Asset Purchase Agreement (the "Plant Purchase Agreement"). UST owns timberlands in Jackson, Lake and Klamath Counties, Oregon which were formerly under common ownership with the Mills. Such timberlands are described in the attached Exhibit A (the "Timberlands").

     WHEREAS, as part of the transaction to purchase the Mills, UST has agreed to supply Collins with a minimum of thirty-four million (34,000,000) board feet of logs meeting the standards set forth on Exhibit B annually including a minimum of eight million (8,000,000) board feet of white fir. It is understood that the wood supply is an essential part of the transaction for sale of the Mills.

     NOW, THEREFORE, UST hereby sells to Collins the wood supply referenced herein subject to the terms and conditions of this Agreement.

Section 1.   Volume of Timber.

     The volume of merchantable timber which is sold to Collins pursuant to this Agreement is 34 million board feet ("mmbf"), of which at least 8 mmbf will be white fir, per contract year during the term hereof. "Contract year" herein means a twelve-month period commencing September 1 and ending on the following August 30. The timber to be cut and removed by or for Collins pursuant to this Agreement, including the white fir referred to in this paragraph and paragraph 6, is referred to herein as the "Timber." The Timber is to be supplied from the Timberlands except that UST may supply from other lands which it owns or in which it has timber cutting rights of at least two (2) years duration. Should market conditions dictate, mutually agreeable other sources of timber may be used.

Section 2.   Logging and Delivery by UST.

     All logs shall be delivered to the log yard at the Mill complex at Klamath Falls, Oregon or other destination designated by Collins and all logs shall be scaled with duplicates of scaling documents going to both Collins and UST. Logs shall be produced according to Exhibit B (the

"Specifications"). If Collins specifies a delivery location other than the Mill complex at Klamath Falls, the price for the logs will be adjusted to reflect the actual difference in transportation costs incurred by UST in delivering logs to the alternative location.

Section 3.   Logging and Delivery by Collins.

     From time to time the parties may agree to allow Collins to cut the Timber for purposes of supplying wood under this Agreement in which event the price shall be adjusted for the cost of logging, and Collins shall be given the right subject to the conditions of Exhibit F to enter UST's land to log the stumpage.

Section 4.   Term of  Agreement.

     This Agreement shall be for a term of 10 years. Collins shall have the right to extend the Agreement for two (2) additional terms of 5 years each by giving UST written notice of its intention to extend at least six (6) months in advance of the termination of the then current term. If Collins extends this Agreement, the base prices set forth in section 5.1 shall be adjusted, effective as of the first day of the renewal term, to fair market value as agreed upon by the parties or as determined by arbitration if the parties fail to agree. In addition, after exercising the two renewal terms, Collins shall have the right to three (3) additional 5-year extensions upon giving of notice as provided herein and obtaining the agreement of UST to each of such extensions, including the pricing during such additional extension periods.

Section 5.   Payment.

     So long as Timber is being logged and delivered by UST to Collins, the following payment provisions shall apply:

             5.1 Base Prices. The base prices F.O.B. the Mills shall be as follows:

                   $435 per mbf for white fir
                   $400 per mbf for lodge pole pine
                   $270 per mbf for Ponderosa pine 7" and less in diameter (top diameter measurement inside bark)
                   $360 per mbf for Ponderosa pine over 7" in diameter (top
                      diameter measurement inside bark)
                   $495 per mbf for Douglas fir

             5.2 Payment. Payment for Timber shall be due and payable twice monthly on the 10th and 25th days of each month based upon scaling documents indicating volumes delivered as of the last day of the preceding month and the 15th day of the current month.

             5.3   Price Adjustments.

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                   5.3.1  White Fir. Prices for white fir shall be adjusted at the end of each three (3) month period during the contract year, retroactive to the beginning of such 3-month period. The white fir price shall be increased or decreased according to the adjustment formula set forth on the attached Exhibit C.

                   5.3.2 Other Species. Prices for species other than white fir shall be adjusted at the end of each 3-month period during the contract year, retroactive to the beginning of such 3-month period, so that the amount paid by Collins to UST for each species shall equal the average net delivered price for logs of that species (and of similar diameter and grade as logs being sold to Collins) sold by UST from the UST lands to unaffiliated third parties in arm's-length transactions during such calendar quarter. In computing the average net delivered price, the difference in haul distances as compared to hauling to the Mills shall be taken into consideration. If UST sales are not sufficient to establish price adjustments for any quarter, then the parties may rely on the best evidence available to them to establish a fair market value price for logs during the quarter in question. Any disputes over application of this paragraph shall be resolved by arbitration according to the arbitration procedures set forth on Exhibit D attached hereto, and the decision in such arbitration shall be final and binding upon the parties.

                   5.3.3 Base Price Adjustment. Effective as of the first day of the third contract year, and biennially as of the first day of each second contract year thereafter (i.e., once every two years), the base prices for delivered logs as described in paragraph 4.1 shall be reset to equal the fair market value. The parties shall meet three (3) months prior to the effective date and attempt to agree upon such values. If no agreement is reached by a date which is sixty (60) days prior to the adjustment date, then either party may initiate arbitration according to the arbitration procedures set forth on Exhibit D attached hereto, and the decision in such arbitration shall be final and binding upon the parties.

             5.4 Disputes. Any disputes arising between the parties with regard to the application or interpretation of this Section 5 shall be resolved according to the arbitration procedures set forth on Exhibit D hereto.

                                       3
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Section 6.   Collins' Rights to White Fir.

     During periods when UST is harvesting for its own account or permitting harvesting of timber for other parties besides Collins, UST shall include in deliveries to Collins at least eighty percent (80%) of the white fir harvested from the Timberlands in any given contract year, such volume to apply against the 34 mmbf annual supply to Collins.

Section 7.   Collins' Right to Purchase Extra Timber or Other Products.

             7.1 Purchase of Chips. Collins shall have the first right of refusal to purchase any chipable materials such as tops and thinnings which UST wishes to sell from the Timberlands and the first right to purchase any chips produced by or for the account of UST for sale to third parties. UST shall advise Collins in writing of the quantity of such materials it has for sale, the location, anticipated date of production and desired price. Collins shall have fifteen (15) days following receipt of such notice in which to elect to purchase such material. If it does not elect to purchase such material, UST may sell it to a third party on terms and conditions not materially different than the terms and conditions offered to Collins.

             7.2 Purchase of Other Timber Products. If UST offers stumpage, cutting rights or log sales to third parties from the Timberlands, Collins will be provided with notice and an opportunity to bid to acquire the same.

Section 8.   Covenants of UST.

     At all times while this Agreement is in effect, UST covenants and agrees as follows:

             8.1 UST will continue to own at least 400,000 acres of the Timberlands and will maintain on such Timberlands at least 1.1 billion board feet of merchantable timber. Lands and timber which are subject to timber deeds or timber sale contracts in favor of third parties shall be excluded from the computation of acreage and merchantable timber under this Section 8.1.

             8.2 UST will report to Collins, within 30 days after the end of each calendar quarter, the acreage and merchantable volume, by species, of the Timberlands then owned by UST as of the end of such calendar quarter.

             8.3 UST will notify Collins at least ten (10) days in advance of each sale of stumpage from the Timberlands and each sale of any portion of the Timberlands.

             8.4 UST will maintain a net worth, computed in accordance with generally accepted accounting principles, of at least $50,000,000.

             8.5 UST will deliver to Collins, contemporaneously with delivery to UST's lenders, true and complete copies of all reports required by UST's lenders, and will deliver, within

                                       4
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ninety (90) days after the end of the fiscal year, a copy of UST's balance sheet and financial statements for such fiscal year.

             8.6 UST will provide to Collins, prior to commencing its annual harvest, UST's harvest plan for the Timberlands for each calendar year.

Section  9.  Default and Remedies.

             9.1 Default by UST. A default shall occur if (i) UST fails to make delivery sufficient to satisfy the required annual delivery to Collins,
(ii) UST should sell any portion of the Timberlands or timber thereon in violation of, or without complying with, the provisions of this Agreement, (iii) UST fails to comply with the decision of any arbitrator made pursuant to Exhibit D hereto, (iv) any warranty by UST herein proves to have been false when made, or (v) any other term or condition stated herein is not met and UST fails to correct such noncompliance within thirty (30) days after written notice from Collins specifying the noncompliance. If more than thirty (30) days would be required to correct the noncompliance, then there shall be no default if UST commences correction within the 30-day period and diligently pursues corrective action.

             9.2 Remedies of Collins. In the event of default by UST, Collins shall have the following remedies, in addition to any other remedies available under applicable law, which remedies may be exercised individually or in combination to the extent permitted by applicable law:

                   9.2.1 The right to enjoin any activities by UST which are in breach of the covenants contained herein.

                   9.2.2 The right to perform any obligation which UST has failed to perform (including logging and delivery of Timber) and to charge the costs of such performance to UST, together with interest at the greater of twelve percent (12%) per annum or the USNB prime rate plus two percent on all amounts so expended until reimbursed by UST.

                   9.2.3  The right to recover damages caused by the default.

                   9.2 4  The right to obtain specific performance.

                   9.2 5  The right to terminate this Agreement.

             9.3 Default by Collins. A default by Collins shall occur if (i) Collins fails to accept delivery of logs as required hereby (unless the failure is due to a good faith dispute regarding the compliance with the log Specifications, in which event Collins will not be in default if Collins accepts a disputed delivery within ten (10) days of a determination under Paragraph D of Exhibit B that such logs meet the Specifications) or (ii) fails to make timely payment for logs within ten (10) days of when due or (iii) Collins fails to comply with any other material provision of this Agreement

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within thirty (30) days after notice from UST specifying the non-compliance and demanding its cure. If more than thirty (30) days wo would be required to correct the noncompliance, then there shall be no default if Collins commences correction within the thirty (30) day period and diligently pursues corrective action.

             9.4 Remedies of UST. In the event of default by Collins, UST shall have the following remedies in addition to any other remedies available under applicable law, which remedies may be exercised individually or in combination to the extent permitted by applicable law:

                   9.4.1 The right to recover damages caused by Collins' default.

                   9.4.2 The right to perform the obligation of Collins and to charge the cost of such performance to Collins, together with interest at the greater of twelve percent (12%) per annum or the USNB prime rate plus two percent (2%) on all amounts so expended until reimbursed by Collins.

                   9.4.3  The right to obtain specific enforcement.

                   9.4.4 The right to enjoin any activities of Collins which are in breach of the covenants contained herein.

                   9.4.5 The right to terminate this Agreement, provided, however, that (i) if the default is the failure to pay for logs, UST may terminate this Agreement only if Collins fails within 7 business days after notice from UST specifying the failure to make payment, to make the payment or advise UST of any good faith dispute which exists with respect to the payment and (ii) if the default is the failure to accept logs when there is not a good faith dispute regarding compliance with the log Specifications, this Agreement may be only terminated pursuant to Section 10.11 below.

Section  10. General Provisions.

             10.1 Force Majeure. If the Timberlands are damaged by fire, windstorms, insects or other casualty to the extent that, or if for any other reason not within Collins' control, 34 mmbf per year cannot be cut on a sustained yield basis from the Timberlands, then the annual volume subject to this Agreement shall be reduced to equal the actual sustained yield capacity of the Timberlands after the casualty or other cause. If the parties disagree over this issue, it may be determined by arbitration at the request of either party.

             10.2 Assignability. Collins shall have the right to assign this Agreement (as security or otherwise) without UST's consent or sell Timber to third parties. If requested by Collins,

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UST shall make deliveries to third parties of all or part of the 34 mmbf.
Collins shall pay or receive credit, as appropriate, for any hauling cost differential.

             10.3  Recordability.  This Agreement shall not be recorded.

             10.4 Liens, Severance and Harvest Taxes. UST shall pay for all severance and harvest taxes on the Timber, and logs from the Timber shall be delivered free of liens or security interests of third parties.

             10.5 Lender Protection. Collins shall make payments due to UST to any lender who forecloses on the Timberlands or who acquires the Timberlands in lieu of foreclosure. If Collins is informed of the address of a lender holding all or any part of the Timberlands as security, Collins will give duplicate copies of all notices in connection with this Agreement to such lender. If Collins receives a demand from any lender to make payments due hereunder directly to such lender, Collins shall have the right to do so without liability to UST. If requested by a lender for either party, the other party shall promptly deliver a signed statement for the benefit of a lender as to whether this Agreement is in good standing, or specifying any alleged defaults, and furnishing such other information as a lender may reasonably request.

             10.6 Attorneys' Fees. In the event suit, action, arbitration or other proceeding of any nature whatsoever (including, without limitation, any proceeding under the U.S. Bankruptcy Code) is instituted in connection with any controversy arising out of this Agreement or to interpret or enforce any rights under this Agreement, the prevailing party shall be entitled to recover its attorneys', paralegals', accountants' and other experts' fees and all other fees, costs and expenses actually incurred and reasonably necessary in connection therewith, as determined by the arbitrator or by the court at trial or on any appeal or petition for review, in addition to all other sums provided by law.

             10.7 Notices. Notices under this Agreement shall be in writing and shall be effective when actually delivered by mail, private courier service, facsimile transmission, or other accepted means of business communication. If mailed, a notice shall be deemed effective on the third day after being deposited in the U.S. mails, postage prepaid, directed to the other party at the address shown below. The addresses and facsimile numbers for notices are set forth below:

             If to UST:       U.S. Timberlands Klamath Falls, L.L.C.
                              6400 Highway 66
                              Klamath Falls, OR 97601

             With a copy to:  Robert W. Palmer
                              Lindsay, Hart, Neil & Weigler, LLP
                              1300 SW Fifth Avenue, Suite 3400
                              Portland, OR 97201-5696
                              Facsimile No.: (503) 226-7697

                                       7
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          If to Collins:      Collins Products LLC
                              Attention: President
                              1618 SW First Street, Suite 300
                              Portland, OR 97201
                              Facsimile No.: (503) 227-5349

          with a copy to:     Mark A. Norby
                              Stoel Rives LLP
                              900 SW Fifth Avenue, Suite 2300
                              Portland, OR 97204
                              Facsimile No.: (503) 220-2480

     Either party may change its address or facsimile number for notices by written notice to the other.

             10.8 Waiver. Failure of either party at any time to require performance of any provision of this Agreement shall not limit the party's right to enforce the provision. Waiver of any breach of any provision shall not be a waiver of any succeeding breach of the provision or a waiver of the provision itself or any other provision.

             10.9 Arbitration. The arbitration provisions contained in Exhibit D hereto shall apply only to matters which are specifically made subject to arbitration according to this Agreement.

             10.10 Volume Production; Curtailment.

                   10.10.1 Collins shall have the right to reduce the volume of Timber taken in any contract year by ten percent (10%), provided notice is given not less than one hundred twenty (120) days prior to the end of the contract year. If such reduction is elected, Collins will accept extra volume in the next contract year equal to the reduction in the prior contract year.

                   10.10.2 If Collins is not operating the plywood mill due to strikes, casualty or other causes beyond its control (not including adverse economic conditions), then Collins may, at its option, give notice electing to totally or partially curtail its taking of Timber during such time. If such curtailment is elected, Collins shall lose all rights to the Timber that would have been delivered but for the curtailment.

             10.11 Termination by UST. If for any reason other than those specified in Sections 10.1 or 10.10, Collins fails to accept a total of 57.8 mmbf of Timber meeting the Specifications during any two (2) consecutive contract years, then UST may terminate this Agreement as of the end of the second contract year. Termination shall be by notice from UST given ninety (90) days prior

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to expiration of the contract year stating that unless a total of 57.8 mmbf is accepted by the end of the contract year in question, the Agreement shall terminate as of the last day of such contract year.

             10.12 Net Worth Warranty by UST. UST warrants that as of the commencement of this Agreement, it will have a net worth computed in accordance with generally accepted accounting principles of not less than $75,000,000.

             10.13 Collins Financial Statements. While this Agreement is in effect, Collins will deliver to UST, within ninety (90) days after the ending of its fiscal year, a copy of Collins balance sheet and financial statements for such fiscal year.

             10.14 Exhibits. The following exhibits are attached to and incorporated as part of this Agreement:

                   Exhibit A - Description of Timberlands [omitted] Exhibit B - Logging Terms and Conditions
                   Exhibit C - White Fir Price Adjustment
                   Exhibit D - Arbitration Procedures
                   Exhibit E - [Intentionally deleted]
                   Exhibit F - Logging By Collins

                                       9
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     IN WITNESS WHEREOF, the parties have executed this Grant as of the date first above written.


     UST:                     U.S. TIMBERLANDS KLAMATH FALLS, L.L.C.


                              By:  /s/  George R. Hornig
                                   ------------------------------------
                                   By:  George R. Hornig
                                   Its: Vice President


     COLLINS:                 COLLINS PRODUCTS LLC


                              By:  Ostrander Resources Company, Member


                              By:  /s/  James E. Quinn
                                   ------------------------------------
                                   By:  James E. Quinn
                                   Its: President


                              By:  Fremont Lumber Company, Member


                              By:  /s/  James E. Quinn
                                   ------------------------------------
                                   By:  James E. Quinn
                                   Its: President

                       EXHIBIT B TO WOOD SUPPLY AGREEMENT

                          Logging Terms and Conditions

     The following provisions shall apply for logging by UST in connection with UST's logging and delivery of the Timber pursuant to the grant to Collins:

     A. Log Lengths. Logs shall be bucked and manufactured according to accepted industry standards with a minimum top diameter inside the bark of six
(6) inches and the following acceptable lengths: 104 inches, 17 feet 6 inches, 27 feet, 35 feet, 43 feet 6 inches.

     B. Deliveries. Log deliveries shall occur evenly over the logging season unless the parties agree in writing to a different schedule. The parties shall communicate with regard to the scheduling of deliveries.

     C. Scaling. All logs shall be scaled according to the rules of the Southern Oregon Log Scaling and Grading Bureau unless otherwise agreed. The logs shall be scaled by an independent scaling bureau selected by Collins and reasonably acceptable to UST, the cost of which shall be shared by the parties. Collins may use weight scaling according to a formula approved by UST, which approval shall not be unreasonably withheld.

     D. Rejected Logs. If any logs do not meet the Specifications contained herein, Collins may reject the logs by notice to UST and UST will replace any rejected logs with logs meeting the Specifications herein. If there is a dispute as to whether logs rejected by Collins meet the Specifications herein, the parties shall have the independent scaling bureau selected under Paragraph C above inspect the logs and determine whether the logs meet the Specifications, which decision shall be binding upon the parties. If the logs are determined to meet the Specifications, Collins shall pay the fees of the independent scaling bureau in connection with such dispute. If the logs are determined not to meet the Specifications, UST shall pay the fees of the independent scaling bureau in connection with such dispute.

                                      B-1
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                      EXHIBIT C TO WOOD SUPPLY AGREEMENT

                          White Fir Price Adjustment

     White fir log prices shall be adjusted as of the first day of each three
(3) month period during a contract year based upon the average of the weekly Random Lengths "for 1,000 square feet of 1/2" CDX plywood, Inland 4/5 Ply" during the preceding 3-month period (the "RL Average"). The white fir price shall be adjusted upward by $2.50 per mbf for each $1 increase in the RL Average over the base period average and adjusted downward by $2.50 per mbf for each $1 decrease in the RL Average below the base period average. The base period average shall be the 3-month period ending with the commencement of the first contract year under this Agreement.

                                      C-1
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                      EXHIBIT D TO WOOD SUPPLY AGREEMENT

                            Arbitration Procedures

     Any arbitration called for by this Agreement shall take place in Portland, Oregon according to the commercial arbitration rules of the American Arbitration Association using as arbitrator a person with experience in the forest products industry in relation to the subject matter in question. If the parties are unable to agree upon an arbitrator, each party will designate a reputable, knowledgeable forest consultant, and the two consultants so designated will select as arbitrator a person with experience in the forest products industry in relation to the subject matter in question. If the consultants so designated are unable to agree upon an arbitrator, the parties shall request the presiding judge of the Circuit Court of the State of Oregon for Multnomah County to select as arbitrator a person with experience in the forest products industry in relation to the subject matter in question.

     In addition to deciding the dispute, the arbitrator shall have the authority to allocate the costs of the arbitration between the parties in proportion to which the position of one party was followed as opposed to the position of the other party, and to award attorneys' fees to the prevailing party, if in the arbitrator's opinion such an award is justified.

                                      D-1
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                      EXHIBIT F TO WOOD SUPPLY AGREEMENT

                              Logging by Collins

     In performing any logging pursuant to the foregoing Agreement, Collins and any independent contractors employed by Collins to perform such logging shall be subject to the following:

     1. Collins may use all existing roads on the Timberlands in connection with its logging and shall have the right to construct spurs as needed to access Timber. Collins shall repair any damage to existing roads caused by its use and shall pay proportionately for the repair of any weather damage or the cost of performing normal maintenance to the road, such payment to be in proportion to the use which Collins is making of such road for the period in question compared to the total uses of such road.

     2. Collins shall submit an annual plan for logging which shall be subject to the approval of UST which will not be unreasonably withheld, delayed or conditioned. If no approval is received within two (2) weeks after submission of such plan, it shall be deemed approved.

     3. Collins shall use appropriate, good logging methods for the type of timber and terrain in question and shall comply in all respects with the Forest Practices Act. Collins shall obtain all necessary licenses or permits for any logging which is performed by it or on its behalf.

     4. Collins shall indemnify and hold UST harmless from any claims for trespass as a result of Collins' logging operations or from any claims by third parties for injuries to persons or property arising out of Collins' operations on the Timberlands, except to the extent that negligence or intentional misconduct of UST is the cause of such claim.

     5. Collins shall carry and cause any of its contractors to carry liability insurance, including Loggers Broad Form B property damage insurance with third-party fire fighting expense endorsements with combined single limit coverage of $3 million naming UST as an additional insured as its interest appears.

     6. Collins shall conduct its operations so as to minimize fire hazard and shall promptly report any fires that it observes on the Timberlands. Collins shall use reasonable care to avoid damage to any reproduction areas.

                                      F-1